Exhibit 23.4

[Cooper Engineering Company, Inc. Letterhead]

November 16, 2016

Emerge Energy Services LP
180 State Street, Suite 225
Southlake, TX 76092

Ladies and Gentlemen:

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-1 and the related prospectus that is a part thereof (the “Registration Statement”), of information contained in Emerge Energy Services LP’s Annual Report on Form 10-K for the year ended December 31, 2015 relating to our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2015. We also consent to all references to us contained in the Registration Statement, including in the prospectus under the heading “Experts.”

Respectfully submitted,

Cooper Engineering Company, Inc.

/s/ Bruce Markgren, P.E.

Bruce Markgren, P.E.
President